Exhibit 99.1

PRESS RELEASE

March 19, 2008

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp Increases 2008 Dividend

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announced that on March 18, 2008, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.1825 per share, payable April 14, 2008 to shareholders of record on April 1, 2008.

On an annualized basis, the Corporation’s 2008 dividend of $0.73 per share represents a 4.3% increase over the annual dividend in 2007 of $0.70 per share.

The Bank continues to expand its footprint in eastern North Carolina with a new full-service branch under construction in Leland (Brunswick County) scheduled to open in early third quarter, which will bring the total number of branches to 24.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 23 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Corporation’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE.” More information can be obtained by visiting the Corporation’s web site at www.ecbbancorp.com.

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